Notice of the Annual Meeting of Shareholders
                             To be held May 22, 1998

To the Shareholders of

         OLD REPUBLIC INTERNATIONAL CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of OLD REPUBLIC INTERNATIONAL CORPORATION will be held in Room 2300 at the offices of the Company, 307 North Michigan Avenue, Chicago, Illinois 60601, on Friday, May 22, 1998 at 3:00 P.M. Central Daylight Savings Time, for the purpose of considering and acting upon the following matters:

1.      To elect four Class 2 directors;

2. To consider and act upon a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $1.00 per share, to 500,000,000;

3. To consider and act upon a proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class B Common Stock, par value $1.00 per share, to 100,000,000;

4. To consider and act upon a proposed amendment to the Company's Restated Certificate of Incorporation to remove the present restriction on the voting power of the Company's Preferred Stock; and

5.      To transact such other business as may properly come before the meeting.

        Shareholders of record at the close of business on March 20, 1998 will be entitled to vote, either in person or by proxy. Shareholders who do not expect to attend in person are urged to execute and return the accompanying proxy in the envelope enclosed.

        The annual report of the Company for the year 1997 is being mailed to all shareholders of record with this Notice and the Proxy Statement.

         By order of the Board of Directors.


                                                   /s/ Spencer Leroy III
                                                   SPENCER LEROY III
                                                   Secretary

Chicago, Illinois
March 31, 1998

                                 Proxy Statement
                     OLD REPUBLIC INTERNATIONAL CORPORATION
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 22, 1998

                               GENERAL INFORMATION

       This proxy statement is being furnished to the shareholders of Old Republic International Corporation, a Delaware corporation (the "Company"), 307 North Michigan Avenue, Chicago, Illinois 60601, in connection with the solicitation of proxies by its Board of Directors for use at the annual meeting of shareholders to be held on May 22, 1998 and any adjournments thereof. The approximate date on which this proxy statement and the accompanying proxy are first being sent to the shareholders is March 31, 1998.

         The proxy is revocable at any time before it is voted by written notification to the persons named therein as proxies, which may be mailed or delivered to the Company at the above address. All shares represented by effective proxies will be voted at the meeting and at any adjournments thereof.

         If the enclosed proxy is properly executed and returned in time for voting with a choice specified thereon, the shares represented thereby will be voted as indicated thereon. If no specification is made, the proxy will be voted by the proxy committee for the election as directors of the nominees named below (or substitutes therefor if any nominees are unable or refuse to serve), for the proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, for the proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class B Common stock, for the proposed amendment to the Company's Restated Certificate of Incorporation to remove the present restriction on the voting power of the Company's Preferred Stock, and in its discretion upon such matters not presently known or determined which may properly come before the meeting.

         The Company has two classes of stock outstanding, Preferred Stock, 1(cent) par value per share ("Preferred Stock"), and Common Stock, $1.00 par value per share ("Common Stock"). The voting Preferred Stock is composed of Series G-2 Convertible Preferred Stock ( "Series G Preferred Stock"). On February 27, 1998 158,367 shares of Series G Preferred Stock and 92,247,318 shares of Common Stock were outstanding and entitled to one vote each on all matters considered at the meeting. Shareholders of record as of the close of business on March 20, 1998 are entitled to notice of and to vote at the meeting. There are no cumulative voting rights with respect to the election of directors.


                         PRINCIPAL HOLDERS OF SECURITIES

         The following tabulation shows with respect to (I) each person who is known to be the beneficial owner of more than 5% of any series of the voting Preferred Stock or the Common Stock of the Company; (ii) each director and executive officer of the Company; and (iii) all directors and executive officers, as a group: (a) the total number of shares of Preferred Stock or Common Stock beneficially owned as of February 27, 1998 and (b) the percent of the class of stock so owned as of the same date:

                                                                                Amount and
                                                                                Nature of        Percent
                                        Name                                    Beneficial         of
         Title of Class         of Beneficial Owner                             Ownership        Class(*)
         --------------         -------------------                             ---------        --------
Series G-2  Preferred   ........Anthony F. Colao                                  54,057  (1)    34.1
                                Peter Lardner                                     21,789  (1)    13.8
                                Vincent R. Serrecchia                             39,105  (1)    24.7
                                A. C. Zucaro                                      21,009  (1)    13.2
                                All executive officers and
                                directors, as a group                            135,960  (1)    85.9

Common Stock
Shareholders' beneficial
ownership of more than 5% of
the Common Stock (excluding
directors)           ...........Old Republic International Corporation         6,427,168  (2)     7.0
                                Employees Savings and Stock
                                Ownership Plan
                                Messrs. Legg, Sursa and Zucaro as
                                members of The Administration
                                Committee
                                307 North Michigan Avenue
                                Chicago, Illinois 60601

                                Sanford C. Bernstein & Co., Inc.              6,186,630   (3)     6.7
                                767 Firth Avenue
                                New York, New York 10153

                                Amvescap PLC                                  5,801,233   (3)     6.3
                                11 Devonshire Square
                                London EC2M 4YR
                                England

                                Harris Associates L.P.                        5,443,372   (3)     5.9
                                120 S. LaSalle Street
                                Chicago, Illinois 60603

                                                                                     Other Shares                    Percent
                        Name of           Shares Subject to      Shares Held by      Beneficially                    of
Common Stock         Beneficial Owner     Stock Options(*)       Employee Plans(*)      Owned(*)         Total       Class*
------------         ----------------     -----------------      -----------------   ------------        -----       -------
Directors' and       Paul D. Adams             68,680                  6,627 (4)       29,475             104,782     0.1
executive officers'  Harrington Bischof            --                     --            7,197 (5)           7,197     **
beneficial           Anthony F. Colao          41,380                 10,648 (4)       58,961 (6)         110,989     0.1
ownership            Jimmy A. Dew             106,150                 19,375 (4)      198,405 (7)         323,930     0.3
                     Kurt W. Kreyling              --                     --          239,568 (8)         239,568     0.3
                     Peter Lardner             59,014                 16,590 (4)      113,891 (9)         189,495     0.2
                     Wilbur S. Legg                --                     --           31,811 (10)(11)     31,811     **
                     Spencer LeRoy III         43,000                  2,855 (4)        6,547 (12)         52,402     **
                     John W. Popp                  --                     --            5,000               5,000     **
                     William A. Simpson       134,330                 17,417 (4)      126,897 (13)        278,644     0.3
                     Arnold L. Steiner             --                     --          647,950 (14)        647,950     0.7
                     David Sursa                   --                     --          377,104 (11)(15)    377,104     0.4
                     William G. White, Jr.         --                     --           31,008              31,008     **
                     A. C. Zucaro             352,300                110,995 (4)       92,730 (11)(16)    556,025     0.6

                     All executive officers
                     and directors, as a group804,854                184,507        1,966,544           2,955,905     3.2
---------------------------------------------------------------------------------------------------------------------------

* Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934. Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Common shares used for calculation purposes include the equivalent common shares that may be issued upon conversion by the beneficial owner of Preferred Stock convertible within 60 days.

**      Less than one-tenth of one percent.

(1) The Company's employees who hold stock options may exercise their options for shares of either Common Stock or Series G-2 Preferred Stock. Each share of Series G-2 Preferred Stock is convertible at any time after six months from the date of issuance into 0.95 share of Common Stock, and accordingly, under the rules of the Securities and Exchange Commission, Messrs. Colao, Lardner, and Zucaro are deemed to be the beneficial owners of 51,354, 20,699 and 19,958 shares, respectively, of Common Stock issuable upon conversion of their Series G Preferred Stock.

(2) Under the terms of the Old Republic International Corporation Employees Savings and Stock Ownership Plan ("ESSOP"), a participant is entitled to vote the Company stock held by the ESSOP the value of which has been allocated to the participant's account. The Administration Committee appointed pursuant to the ESSOP is authorized to vote the Company stock held by the ESSOP until such time as the value of such stock has been allocated to a participant's account or where a participant fails to exercise his or her voting rights. The value of a portion of the shares of the Common Stock has been allocated to the accounts of ESSOP participants. Additionally, the Administration Committee may be deemed to have investment power with respect to stock held by the ESSOP. The Administration Committee is composed of Messrs. Legg, Sursa and Zucaro, all directors of the Company. Under the rules of the Securities and Exchange Commission, each of them may be deemed to be the beneficial owner of such shares of Common Stock by virtue of such shared voting and investment power.

(3) Reflects the number of shares shown in the most recent Schedule 13-G filings with the Securities and Exchange Commission through February 27, 1998. Shares reported as owned by Sanford C. Bernstein & Co., Inc. represent shares for which the firm has sole dispositive power but shared voting power. It has sole voting power for 2,397,952 shares and shared voting power for 804,651 shares. Shares reported as owned by Amvescap PLC represent shares for which the firm has shared dispositive power and shared voting control for all shares owned. Shares reported as owned by Harris Associates L.P. represent shares for which the firm has sole dispositive powers for 2,586,802 shares and shared dispositive powers for 2,856,570 shares. The firm has shares voting powers for all shares owned.

(4) Includes only the shares that have been allocated to the employer matching and employee savings accounts of the director or executive officer as a participant in the ESSOP. Excludes those shares for which the director or executive officer may be deemed to have investment and voting power as a result of being a member of the Administration Committee of the ESSOP.

(5)     Includes 3,000 shares held in trust for Mr. Bischof's benefit.

(6) Includes 51,354 shares that would be issued if Mr. Colao converted his Series G Preferred Stock to Common Stock.

(7)     Includes 39,501 shares owned by Mr. Dew's wife.

(8) Includes 238,095 shares owned by or in trust for Mr. Kreyling's wife of which Mr. Kreyling disclaims beneficial ownership.

(9) Includes 73,743 shares held in a living trust of which Mr. Lardner's wife is the trustee for which Mr. Lardner disclaims beneficial ownership and 20,699 shares that would be issued if Mr. Lardner converted his Series G Preferred Stock to Common Stock.

(10) Includes 27,618 shares owned jointly by Mr. Legg and his wife and 2,952 shares owned by Mr. Legg's wife of which Mr. Legg disclaims beneficial ownership.

(11) Messrs. Legg, Sursa and Zucaro are members of the Administration Committee of the Old Republic International Corporation Salaried
        Employees Restated Retirement Plan ("Retirement Plan"). As such, they are entitled to vote 245,241 shares of Common Stock owned by the Retirement Plan. Under the rules of the Securities and Exchange Commission each of them may be deemed to be the beneficial owner of this Common Stock by virtue of such shared voting power. However, the foregoing presentation should not be construed as an admission of beneficial ownership. The members of the Administration Committee disclaim beneficial ownership of the Common Stock held by the Retirement Plan and these shares are not reflected in this table as shares beneficially owned by each of them.

(12)    Includes 3,772 shares held in trust for Mr. LeRoy's benefit.

(13)    Includes 47,876 shares owned by Mr. Simpson's wife.

(14) Includes 84,005 shares owned by Mr. Steiner directly or as trustee of a grantor retained trust, 61,767 shares owned by Mr. Steiner's wife directly or as trustee of a grantor retained trust, 302,821 shares held in a trust of which Mr. Steiner is a co-trustee, 166,930 shares held in trust for Mr. Steiner's children and 32,407 shares held by a foundation of which Mr. Steiner is a trustee.

(15) Includes 198,785 shares owned by E.F.S. Investments, Inc., in which Mr. Sursa and his wife have a beneficial interest.

(16) Includes 19,958 shares that would be issued if Mr. Zucaro converted his Series G Stock to Common Stock.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of the Company's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on reports and other information submitted by executive officers, directors and such other persons required to file, the Company believes that during the year ended December 31, 1997 all reports required by
Section 16(a) have been properly filed.


               THE BOARD OF DIRECTORS AND ITS STANDING COMMITTEES

        The Company's Board of Directors has the responsibility to review the overall operations of the Company. The Board members are kept informed of the Company's results of operations and proposed plans and business objectives through periodic reports sent to them by the Company's management or presented at Board and Committee meetings. The Board met four times last year, once each quarter. Each incumbent director attended at least 75% of the aggregate of the meetings of the Board of Directors and Committees on which each served during 1997.


Directors' Compensation

        Directors of the Company (other than full time employees) receive an annual retainer of $12,000 plus $1,000 for each Board or Committee meeting they attend. Directors of the Company or any of its subsidiaries who are full time employees receive $1,000 for each meeting they attend of the Board or a Committee of the Company (other than meetings of the Executive Committee).


Board Committees

        The Board of Directors has four principal standing committees.

        The Executive Committee is empowered to exercise the authority of the Board of Directors in the management of the business and affairs of the Company between the meetings of the Board, except as provided in the By-laws or limited by the provisions of the General Corporation Law of the State of Delaware. The Committee, which is currently composed of Messrs. Kreyling, Legg, Steiner, Sursa and Zucaro, met four times during 1997 and took action by unanimous written consent on two occasions. Mr. Zucaro is Chairman of the Committee.

        The Company has no standing nominating committee of the Board of Directors. This function is performed by the Executive Committee of the Board of Directors itself. The Executive Committee has not established any formal policy or procedure for considering nominees recommended by shareholders.

        The Audit Committee recommends to the Executive Committee the appointment of the independent certified public accountants for the following year. The Committee reviews with the accountants the scope of the Company's annual audit, the annual financial statements of the Company, and the auditors' comments relative to the adequacy of the Company's system of internal controls and accounting systems. The Committee, which reports directly to the Executive Committee, is currently composed of six non-employee directors, Messrs. Bischof, Legg, Popp, Steiner, Sursa and White. The Committee met two times during 1997. Mr. Steiner is Chairman of the Committee.

        The Pension Committee is empowered with the supervision of the Company's pension plan and is charged with a fiduciary responsibility to act solely in the interest of the participants and beneficiaries of the Plan. The Pension Committee is appointed by the Board of Directors and its members serve at its pleasure. The Committee, which is currently composed of Messrs. Legg, Sursa and Zucaro, met once during 1997. Mr. Zucaro is Chairman of the Committee.

        The Compensation Committee, whose Report follows, is composed of six non-employee directors and reports directly to the Executive Committee. The Committee, which is currently composed of Messrs. Bischof, Kreyling, Legg, Popp, Sursa and White, met two times during 1997. Mr. Sursa is Chairman of the Committee.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee has ever served as an officer or employee of the Company or any of its subsidiaries nor has any executive officer of the Company served as a director or member of a compensation committee for any company that employs any director of the Company or member of the Compensation Committee.

          REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE MANAGEMENT
                                  COMPENSATION

        The Compensation Committee of the Board of Directors (the "Committee") of Old Republic International Corporation (the "Company") evaluates and approves the overall compensation, policies and practices which govern the annual base salaries of the Company's management, including its Chief Executive Officer ("CEO") and other executive officers, and the Company's incentive programs, including the Key Employees Performance Recognition Plan ("KEPRP"), the Stock Option Plan, and the Employees Savings and Stock Ownership Plan ("ESSOP").

        The Committee reviews and evaluates the Company's corporate performance and executive management compensation once each year. In making its evaluations, the Committee considers a large number of factors including those set forth under "Compensation Policies" herein, together with other matters such as the inflation rate, and the Company's past performance, generally over consecutive five-year time frames. The Committee does not consider such factors based upon any scientific or other formula nor on any quantitative analysis of the relationship among such factors. Rather, the Committee's evaluation is best described as subjective since each Committee member is expected to exercise common sense and reasonable business judgment in attaching varying degrees of importance each year to each such factor.

Compensation Policies

        The Company's compensation policies and practices, particularly as they apply to its executive officers, including the CEO, are intended to achieve the following major objectives:

1. To set base annual salaries (base income) for key executive officers at amounts which: a) are deemed reasonably competitive in the context of prevailing salary scales within the insurance industry in particular; and (b) in the Committee's judgment provide a fixed, reasonable source of current income during the period of employment. Other sources of executive compensation discussed in separate sections hereunder are not taken into account when setting base annual salaries. Among the factors considered in varying degrees, as previously noted, are business size, level of responsibility, complexity of operations,long term performance, loyalty, commitment to Old Republic's long term objectives, and future prospects. Additionally,the Committee also takes into account prevailing salary scales in the insurance industry in particular.It monitors trends in salary levels by reference to published compilations and reports as well as Company compilations of data contained in the proxy statements of publicly held insurance organizations whose assets, revenues, and net income are larger, smaller, or approximately the same as the Company's. These insurance organizations include but are not limited to those that are a part of the Peer Group comparisons on page 13 of this Proxy Statement, and have significant interests in commercial property and liability insurance. Based on a review and evaluation of all such data, the Committee believes that the base salaries of the CEO and key executives tend to be within a range encompassed by the 25th percentile and median salaries of the above mentioned insurance organizations.

2. To afford personnel an opportunity and incentive to increase their base income over time through participation in incentive compensation and related stock option and savings programs. With respect to all such programs the Committee approves various criteria, the objectives of which are to:

        a) Establish tangible means of evaluating the overall financial performance of the Company or individual profit centers;

        b) Align performance criteria with shareholders' interests by establishing minimum requirements relative to such performance indicators as return on equity, return or profit margin on revenues, and increases in earnings;

        c) Encourage a long-term commitment to the organization.


        In addition, the Committee considers a variety of intangible and other subjective factors such as each person's likely future contribution to the Company's successful growth, his or her level and years of experience, the current state and prospects of the industry or segment(s) thereof, and the Company's long-term goals and strategies which might from time to time require temporary investment in personnel resources in the absence of immediate positive results. Further, the Committee considers the compensation and benefits previously paid to its executive officers.


        In making its performance evaluations, the Committee takes the shareholders' interests into account from the standpoints of both total market return for the Common Stock as well as the Company's intrinsic performance as such and relative to the Company's Peer Group. However, the Committee places greater emphasis on the latter two factors since total market return is influenced materially by the vagaries of the securities markets.


        The Committee has not adopted any policy with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code. No executive officer has been paid compensation in excess of the level referred to in such Section 162(m).


Compensation of the Chief Executive Officer

        With specific reference to the CEO's compensation, the Committee takes into account all of the factors and objectives discussed above. In addition, special emphasis is also placed on such other considerations as the CEO's vision and planning for the Company's future and the strategies implemented for their realization, his leadership qualities and judgment, and his commitment to and abilities in setting and promoting the character of the organization in the best interests of its insurance subsidiaries, insurance beneficiaries, and shareholders. The Committee's evaluation of the CEO's performance takes place without his presence.


        Mr. Zucaro joined the Company in 1976 as Executive Vice President and Chief Financial Officer. He was pro moted to President in 1981, to Chief Executive Officer in 1990, and to Chairman in 1993 while retaining his offices as President and Chief Executive Officer. Until 1989, Mr. Zucaro's cash compensation consisted solely of a base annual salary and a small amount of fees earned in his capacity as a director of a number of the Company's subsidiaries. His other compensation was fully deferred pursuant to his participation in the Company's KEPRP, ESSOP, and stock option plans. Since 1990, his cash compensation has been enhanced by 50% of the awards granted to him under the Company's KEPRP pursuant to the revised terms of that plan.


        The following table reflects certain key data pertaining to the Company's performance during the past three years together with the CEO's compensation during the period. The Company's performance is a significant factor in the Committee's evaluation of the CEO's and other executives' cash and deferred compensation. It is only one of the many factors cited under "Compensation Policies" above, the relative significance of which is left to the subjective business judgment of the Committee. In comparing this data, it should be noted that trends in the CEO's compensation to some extent lag, up or down, trends in the Company's performance, since compensation reviews and salary and incentive awards are made several months following the end of each calendar year.



                                                  Summary of Company Performance Indicators
                                                                   versus
                                                              CEO Compensation
                                                                1995 to 1997
----------------------------------------------------------------------------------------------------------------------------------

                                                                 Amounts                                   % of Change
                                            -----------------------------------------------    -----------------------------------
                                                     1997            1996             1995     '97 vs '96  '96 vs '95   '97 vs '95
                                                     ----            ----             ----     ----------  ----------   ----------
Company Performance Indicators (a)
($ in Millions)
Consolidated assets                         $      6,923.4    $    6,656.2     $    6,593.5          4.0%        1.0%         5.0%
Common shareholders' equity                        2,152.1         1,900.0          1,612.5         13.3%       17.8%        33.5%
Net revenues                                       1,962.8         1,803.9          1,695.9          8.8%        6.4%        15.7%
Net operating income                                 281.1           225.0            180.4         24.9%       24.7%        55.8%
Net income                                           298.1           230.3            212.7         29.4%        8.3%        40.2%
Percent return on equity                              15.7%           14.3%            16.0%
Per Share Data (c):
(in dollars and cents)
   Book value                                        15.59            14.57           13.58          7.0%        7.3%        14.8%
   Net operating income (diluted)                     1.98             1.56            1.29         26.9%       20.9%        53.5%
   Net income (diluted)                               2.10             1.59            1.52         32.1%        4.6%        38.2%
==================================================================================================================================
CEO Compensation (b)
(Whole Dollars)
1. Cash compensation
      Base salary                           $      516,667    $      493,333     $   473,333         4.7%        4.2%         9.2%
      Incentive                                    328,642           367,324         100,000       -10.5%      267.3%       228.6%
      Directors fees & other                        34,634            31,410          26,560        10.3%       18.3%        30.4%
      Total                                        879,943           892,067         599,893        -1.4%       48.7%        46.7%
2. Deferred incentive compensation                 333,142           371,812         101,800       -10.4%      265.2%       227.3%
Incentive stock options:
3. Valued at 5% appreciation:                    1,685,250                --         767,970        --          --          119.4%
4. Valued at 10% appreciation:                   4,253,250                --       1,938,210        --          --          119.4%

5.  Total cash & deferred compensation, including options, if any, valued at:

6.    5% appreciation (1 +2+3)                   2,898,335         1,263,879       1,469,663       129.3%      -14.0%        97.2%
7.    10% appreciation (1 +2+4)             $    5,466,335    $    1,263,879   $   2,639,903       332.5%      -52.1%       107.1%
==================================================================================================================================

(a) Data taken from the Company's audited financial statements and stock market tables as applicable. Return on equity is calculated by dividing each year's net income by the common shareholders' equity balance at the beginning of the year. Net operating income is defined as net income before fresh start tax credits, extraordinary items, realized investment gains or losses and accounting changes; both net operating income and net income per share are shown after deduction of Preferred Stock dividends, as applicable.

(b) In this table, Deferred Incentive Compensation includes the deferred portion, which is non-interest bearing, of awards granted under the Company's KEPRP and the employer matching contribution to the ESSOP; Incentive Stock Options have been valued alternatively by assuming that the market value of the Common Stock subject to options will compound at a 5% and a 10% annual rate (or 63% and 159%, respectively, in the aggregate) over the 10-year term of the options. Of course, the actual future value of such options may be higher or lower than these arbitrary estimates.
          Also see "Summary Compensation Table".

(c) All per share statistics have been restated to reflect a 50% stock dividend on the Company's Common Stock approved by the Board of Directors on March 12, 1998 and made payable May 4, 1998.

Employee Benefit Plans

         In addition to determining base salaries, the Committee also administers the Company's employee benefit plans. The employee benefit plans are an important part of the Company's compensation structure and provide employees, including the CEO and other executive officers, with an opportunity and incentive to increase their base income.

Key Employee Performance Recognition Plan ("KEPRP"): Under the Company's KEPRP, a performance recognition pool is established each year for allocation among eligible key employees of the Company and its participating subsidiaries, including the CEO and other executive officers. Employees eligible to share in this pool are selected annually by the Committee in consultation with the CEO. However, the CEO does not consult with the Committee with regard to the performance, eligibility or award for himself. After prior plan participants are credited with a certain portion, if any, of each year's pool the CEO may recommend the allocation of the balance of the pool to participants in the plan, other than himself, or may recommend to carry forward up to 50% of such amount for up to three years for later allocation. In designating eligible employees and determining amounts to be allocated, the Committee consults with the CEO and considers the positions and responsibilities of the employees, the perceived value of their accomplishments to the Company, their expected future contributions to Old Republic and other relevant factors. The Committee's evaluation of all such factors is subjective.

         The pool amount is established in accordance with a detailed formula which takes into account (a) the eligible participating employees' annual salaries, (b) the current year's earnings of the Company in excess of the prior year's earnings (excluding income from realized investment gains or losses), multiplied by a factor determined by the increase in the Company's earnings per share, and (c) the latest year's return on equity in excess of a minimum target return on equity equal to two times the mean of the five year average post-tax yield on 10 year and 30 year U.S. Treasury Securities. Each year's pool is in turn limited to a percentage of plan participants' aggregate annual base salaries, ranging from 10% to 150%, depending upon the amount by which the current year's actual return on equity exceeds the minimum target return on equity for such year. There is no prescribed limit as to how much of each year's available pool may be awarded to each participant.

         There is an immediate payment in cash of 50% of any award made, as well as 50% of the multiplier factor applied to the deferred balances of prior years' participants; the balance of each vests at the rate of 10% per year of participation. The deferred balance(s) do not bear interest. Pursuant to the plan, participants become vested in their account balances upon total and permanent disability or death, or upon the earlier of attaining age 55 or being employed for 10 years after first becoming eligible. Benefits are payable in installments, beginning no earlier than age 55 and/or following termination of employment, death, disability or retirement.

         In addition to the KEPRP, the Company also maintains a number of separate plans for several individual subsidiaries or separate profit centers. Such plans similarly provide for the achievement of certain financial results and objectives as to each such subsidiary or profit center.

Stock Option Plan: To encourage growth in shareholder value and a long-term commitment to the business and promote its success, the Company believes that key employees, including the CEO and other executive officers, who are in a position to make a substantial contribution to the long-term success of the Company should have a stake in its on-going success. As a result, the Company maintains a non-qualified stock option plan (the "Plan") for key employees of the Company and its participating subsidiaries. The decision to award stock options pursuant to the Plan and the factors that contribute to the amount of such awards are the same factors as those set forth under "Compensation Policies" herein.

          Accordingly, the performance factors the Committee considers include the achievements of the individual key employee, the overall performance of the Company and the likelihood of future contributions to the Company's successful growth by the individual key employee. The relative significance of these and all other factors with respect to awards granted to the CEO and other executive officers is determined subjectively by the Committee. The Plan provides for the issuance of options for up to 5% of the Common Stock issued and outstanding at any one time. The purchase price per share of Common Stock subject to an option under the Plan is fixed by the Committee. However, such purchase price may not be less than the mean high and low sale price or the last reported sale price of the Company's Common Stock as reported on the New York Stock Exchange on the date immediately preceding the date the option is granted. Optionees may exercise their options for shares of either Common Stock or Series G Preferred Stock. The term of each option may not be for more than 10 years from the date of grant. Under ordinary circumstances, options may be exercised to the extent of 10% of the number of shares covered thereby on and after the date of grant and cumulatively to the extent of an additional 10% on and after each of the first through ninth years after the date of grant. Under the Plan and certain other previously granted options with vesting acceleration prices, optionees may exercise their options to the extent of 10% of the number of shares covered by the option for each year that the optionee has been employed by the Company or its subsidiaries once the vesting acceleration price is reached.

The vesting acceleration price is established by the Committee at the time of grant at the higher of 150% of the market value of the Common Stock at the date of the grant or 150% of the book value per Common Share as of the most recent year and date.

         Under certain options, but not under options granted in accordance with the Company's 1992 Option Plan, the employee's right to exercise options is accelerated if the Company is dissolved or liquidated, merged, or consolidated with another company and the Company is not the surviving corporation, or more than 50% of the members of the Board of Directors of the Company change in any one year unless one or more of the new directors was nominated by the Board of Directors of the Company.

Employees Savings and Stock Ownership Plan ("ESSOP"): The Company's ESSOP allows eligible employees with one or more years of service with the Company or participating subsidiaries ("employers") to save a minimum of 1% up to a maximum of 15% of their total compensation. Employees' savings up to 6% are matched by employer contributions ranging from 20% to 140% of such savings in accordance with a formula based upon the percentages saved and the increase in the
Company's average net operating earnings per share for the five years ending with the calendar year immediately prior to the year for which the contribution is being made. Under the terms of the ESSOP, employer contributions are invested exclusively in Preferred or Common Stock of the Company except that employees over age 55 and with 10 years of service credited under the Plan may diversify a portion of the employer's contributions out of the Company's Stock and into alternative investments. These alternative investments are all publicly managed mutual funds that either focus on short-term securities, intermediate-term securities or capital appreciation. Likewise, under the terms of the ESSOP, employee savings may be invested, at the employee's direction, in publicly managed mutual funds that focus on long term capital appreciation, long term capital growth, long term growth of capital and income, long term growth through investments in common stocks of non-U.S. companies, a stock index fund portfolio, and in short to intermediate term bonds and other fixed income securities. Further, employee savings may be invested in funds managed by the ESSOP trustee or ESSOP Administration Committee. One fund provides for a diversified investment portfolio and the other fund was established for more speculative , equity oriented investments. A participant becomes vested in the account balance allocated from employer contributions upon being totally and permanently disabled, dying, or upon the earlier of attaining age 65 or being employed for 7 years. Vesting also occurs in increments of 20% a year, beginning after two years of service. Benefits are payable upon termination of service, death or disability, or following retirement. At the election of the participant, benefits derived from employer contributions are payable either in cash or in Common Stock.

RMIC Key Employee Performance Recognition Plan ("KEPRP") and Profit-Sharing Plan ("Profit Sharing Plan"): Mr. Simpson does not participate in the Company's KEPRP but participates instead in the KEPRP of Republic Mortgage Insurance Company ("RMIC"), as well as in RMIC's Profit Sharing Plan. RMIC's KEPRP is a performance recognition pool that operates much like the Company's KEPRP. The pool is established according to a detailed formula which takes into account the increase in RMIC's earnings and its return on equity, among other factors. The RMIC Profit Sharing Plan covers substantially all employees of RMIC and its affiliates. Contributions to the plan are determined annually by RMIC's Board of Directors, and voluntary contributions of up to 10% of annual income are permitted. Plan participants' interests vest in increments of 10% of contributed amounts beginning with 40% after one year and ex tending to 100% after seven years. Account balances are payable upon death or permanent disability. Normal retirement is at age 65 and the plan provides for early retirement at age 50 with ten years of service. With the consent of RMIC, retirement may be deferred. Benefits upon retirement may be received as a monthly annuity, periodic cash payments, or in a lump-sum distribution, at the participant's election.


                                       Compensation Committee
                                       David Sursa, Chairman
                                       Harrington Bischof
                                       Kurt W. Kreyling
                                       Wilbur S. Legg
                                       John W. Popp
                                       William G. White Jr.

     The foregoing Report of the Compensation Committee on Executive Management Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

Executive Compensation
         The following table sets forth certain information regarding the compensation paid or accrued by the Company to or for the account of the Chief Executive Officer and each of the three other executive officers of the Company for services rendered in all capacities during each of the Company's fiscal years ended December 31, 1997, 1996 and 1995:

                                                           SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------
                                                                                            Long-Term
                                                   Annual Compensation                      Compensation
                                                   -------------------                      -------------
     (a)                          (b)              (c)               (d)                      (e)                    (f)
                                                                                              Securities
Name and                                                                                      Underlying
Principal                                                                                     Option               All Other
Position                         Year            Salary(1)           Bonus(2)                 Awards(3)        Compensation(4)
---------                        ----           -----------        -----------                ---------        ---------------
A.C. Zucaro                      1997           $   545,541        $   657,284                 100,000             $10,710

President                        1996               518,983            734,648                      --              10,248
Chief Executive                  1995               494,133            200,000                  50,000               7,560
Officer
Paul D. Adams                    1997               271,667            195,562                  15,000               7,542
Senior Vice                      1996               260,833            156,890                      --               7,080
President,                       1995               250,000            100,000                   5,000               4,373
Chief Financial
Officer & Treasurer
Spencer LeRoy III                1997               288,097            189,318                  20,000               7,542
Senior Vice                      1996               277,172            113,942                      --               7,080
President, Secretary             1995               266,667             75,000                   7,500               3,366
& General Counsel

William A. Simpson               1997               267,183            491,883                  50,000              18,599 (6)
Senior Vice                      1996               247,433            492,256                      --              21,018 (6)
President                        1995               242,325  (5)       325,000                  25,000              17,777 (6)
------------------------------------------------------------------------------------------------------------------------------

(1) Includes base salary and fees paid for services as a director of the Company or its subsidiaries.

(2) Includes combined cash and deferred incentive compensation awards granted under the Company's KEPRP and similar plans maintained for different profit centers. Awards thereunder are typically made 50% in cash and 50% deferred. The deferred amounts included in this column are usually not payable before the person retires at 55 years of age or later; the amount deferred does not accrue interest and it is included in this column without a present value discount.None of the awards shown differed in any respect from the Company's regular compensation policies and practices.

(3) Number of shares of Common Stock subject to options granted during the year indicated.

(4) Represents employer matching contribution to the Company's ESSOP and the amount of premium for the Company's group term life insurance plan attributed to the compensation of executive officers of the Company. For 1997, the Company's matching contribution for each executive officer, except Mr. Simpson, who received no matching contribution, was $4,950. For 1997, $5,760, $2,592, $2,592, and $1,530 were attributed to the compensation of Messrs. Zucaro, Adams, LeRoy, and Simpson, respectively, for group term life insurance premiums paid by the Company for all of its employees. For 1997, $3,848 was attributed to Mr. Simpson's compensation for a health reimbursement program RMIC sponsors for all of its employees and $7,221 was attributed as compensation for the usage of a vehicle provided for hi use by RMIC.

(5) Includes $6,600 paid under an agreement with the Company's subsidiary, Republic Mortgage Insurance Company ("RMIC"), which required such a payment for each year through 1995 during which Mr. Simpson was employed by RMIC at year end.

(6) Includes  $16,000,  $15,000 and $15,000 as the vested amount accrued for Mr.
    Simpson  in  the  RMIC  Profit  Sharing  Plan  for  1997,   1996  and  1995,
    respectively.

Retirement Plans

         The Company maintains the Old Republic International Corporation Salaried Employees Restated Retirement Plan (the "Company Plan") for its employees and those of participating subsidiaries. The Company Plan, which is non-contributory, provides for benefits based upon 1.5% of the participant's "Final Average Monthly Earnings" (1/60th of the aggregate earnings of the employee during the period of the five consecutive years of service out of the last ten consecutive years of service which results in the highest "Final Average Monthly Earnings") multiplied by the participant's years of service. Earnings equal base salary and commissions but excludes cash and deferred incentive compensation awards granted under the Company's KEPRP.


    The following table sets forth the estimated annual benefits payable under the Company Plan to an employee, upon retirement at December 31, 1997, at age 65 after specified years of service:


      Highest Average
     Annual Earnings of
     the 5 Consecutive                                           Estimated Annual Retirement Income for
   Plan Years Out of the                                        Representative Years of Credited Service*
                                      ----------------------------------------------------------------------------------------
    Last 10 Plan Years                    5              10               15               20            25              30
   ---------------------                  -              --               --               --            --              --
             $150,000                 $11,250         $22,500          $33,750          $45,000        $56,250        $67,500
              200,000                  15,000          30,000           45,000           60,000         75,000         90,000
              250,000                  18,750          37,500           56,250           75,000         93,750        112,500
              300,000                  22,500          45,000           67,500           90,000        112,500        135,000
              350,000                  26,250          52,500           78,750          105,000        131,250        157,000
              400,000                  30,000          60,000           90,000          120,000        150,000        180,000
              450,000                  33,750          67,500          101,250          135,000        168,750        202,500
              500,000                  37,500          75,000          112,500          150,000        187,500        225,000
              550,000                  41,500          82,500          123,750          165,000        206,250        247,500
------------------------------------------------------------------------------------------------------------------------------


*Amounts shown in the table above which exceed $125,000 - - the maximum benefit allowed by law for a qualified plan in 1998 - - would only be payable to a qualified participant under the Old Republic International Corporation Executive's Excess Benefit Plan described below.

    The amounts shown in the chart are computed on the basis of straight life annuity amounts and are not subject to offsets for any Social Security payments. At December 31, 1997, Mr. Zucaro was credited with 21 years of service, Mr. Adams was credited with 8 years of service and Mr. LeRoy was credited with 5 years of service, for purposes of the Company Plan. Mr. Simpson did not participate because employees of RMIC participate in the RMIC Profit-Sharing Plan instead of the Company Plan. At December 31, 1997, the highest average annual earnings for purposes of the above computations under the Company Plan were approximately $474,333 for Mr. Zucaro, $252,000 for Mr. Adams and $267,333 for Mr. LeRoy. The differences between such amounts and the Annual Compensation amounts shown for Messrs. Zucaro, Adams and LeRoy in the Summary Compensation Table on page 10 are threefold: the figures above are averages of annual base salaries over the past 5 years and do not include either directors' fees or any form of incentive compensation awards.

    The Company also maintains the Old Republic International Corporation Executive's Excess Benefit Plan to provide certain key executives with pension benefits in excess of the benefits provided by the Company Plan. The plan is administered by the Pension Committee of the Board of Directors, which selects the employees to participate in the plan from those who are participants in the Company Plan. As of December 31, 1997, Mr. Zucaro and Mr. Adams are the only executives who will qualify and will have been approved for participation under this plan. The benefits payable under this plan equal the excess of the amount otherwise payable under the terms of the Company Plan over the reduced benefits required by applicable law. Benefits under this plan are payable at the time benefits are payable under the Company Plan. The plan is a non-qualified deferred compensation plan.

 Option Grants in 1997

    The following table sets forth certain information regarding options to purchase shares of Common Stock granted to the executive officers of the Company listed in the Executive Compensation Table during the Company's 1997 fiscal year:

                                                         Option Grants in 1997
------------------------------------------------------------------------------------------------------------------------
    (a)                    (b)           (c)               (d)             (e)                          (f)
                                                                                                      Potential
                                                                                            Realizable Value of Assumed
                                                                                            Annual Rates of Stock Price
                                                                                            Appreciation for Option Term
                                                                                            ----------------------------
         Individual Grants
-----------------------------------
                                        % of                                                   @ Annual Compounding
                         Number of      Total                                                  Growth Rate Of:
                                                                                               --------------------
                         Securities     Options
                         Underlying     Granted to                        Expira-
                         Options        Employees        Exercise         tion
Name                     Granted(1)     in 1997            Price          Date                   5%               10%
------------             ----------     ----------         -----          ----                   --               ---
A. C. Zucaro                 100,000         8.6         $ 26.75         12/31/06           $1,685,250        $4,253,250
Paul D. Adams                 15,000         1.3           26.75         12/31/06              252,788           637,988
Spencer LeRoy III             20,000         1.7           26.75         12/31/06              337,050           850,650
William A. Simpson            50,000         4.3           26.75         12/31/06              842,625         2,126,625
-------------------------------------------------------------------------------------------------------------------------

(1) See the Report of the Compensation Committee on Executive Management Compensation "Stock Option Plan" regarding the vesting of stock options.

Aggregate Options Exercised in 1997 and Option Values at December 31, 1997

     The following table sets forth certain information regarding options to purchase shares of Common Stock exercised during the Company's 1997 fiscal year and the number and value of exercisable and unexercisable options to purchase shares of Common Stock held at the end of the Company's 1997 fiscal year by the executive officers of the Company named in the Executive Compensation Table:

                                                  Aggregated Option Exercises in 1997
                                                 and Option Values at December 31, 1997
----------------------------------------------------------------------------------------------------------------------
     (a)                       (b)                  (c)                      (d)                         (e)

                                                                      Number of
                                                                      Securities                    Value of
                                                                      Underlying                    Unexercised
                                                                      Unexercised                   In-the-Money
                                                                      Options at                    Options at
                                                                      12/31/97                      12/31/97
                          Shares Acquired                             Exercisable/                  Exercisable/
Name                        on Exercise       Value Realized(1)       Unexercisable(2)              Unexercisable (3)
----------                ---------------     -----------------      ---------------------    ------------------------
A. C. Zucaro                        None       $          0           262,300 / 90,000        $  6,236,506 / $ 939,375
Paul D. Adams                      8,000            241,752            55,180 / 13,500           1,470,520 /   140,906
Spencer LeRoy III                   None                  0            30,125 / 38,625             667,848 /   658,442
William A. Simpson                  None                  0            94,330 / 40,000           1,995,389 /   417,500
-------------------------------------------------------------------------------------------------------------------

(1) Value realized is equal to the difference between the fair market value per share of Common Stock on the date of exercise and the option exercise price per share multiplied by the number of shares acquired upon exercise of an option.

(2) All exercisable options held by executive officers, except 25,750 belonging to Mr. LeRoy, became exercisable as of February 4, 1998 under the vesting acceleration provisions of the Company's Stock Option Plan.

(3) Value of exercisable/unexercisable in-the-money options is equal to the difference between the fair market value per share of Common Stock at December 31, 1997 and the option exercise price per share multiplied by the number of shares subject to options.

Comparative Five-Year Total Market Returns

     The following table, prepared on the basis of market and related data furnished by Standard & Poor's Compustat Services, reflects total market return data for the most recent five calendar years ended December 31, 1997. For purposes of the presentation, the information is shown in terms of $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding year. The $100 investment is deemed to have been made either in Old Republic Common Stock, in the S&P 500 Index of common stocks, or in an aggregate of the common shares of two Peer Groups of publicly held insurance businesses selected by Old Republic. In each instance the cumulative total return assumes reinvestment of cash dividends.

   The information utilized to prepare this table has been obtained from sources believed to be reliable, but no representation is made that it is accurate or complete in all respects.

                   Comparison of Five Year Total Market Return
        OLD REPUBLIC INTERNATIONAL CORPORATION vs. S&P 500 vs. Peer Group
                  (For the five years ended December 31, 1997)














 ORI             $100.00   $  92.57   $  88.84    $151.13    $173.86    $245.44
 S&P 500          100.00     110.08     111.53     153.45     188.68     251.63
 Peer Group 1     100.00     102.83     109.61     154.76     176.16     255.75
 Peer Group 2     100.00     106.31     110.53     159.30     183.62     262.45

       Peer Group 1 consists of the following companies selected by Old Republic for its 1997 comparison: American International Group, Inc., Chubb Corporation, CIGNA Corporation, CNA Financial Corporation, Cincinnati Financial Corporation, General RE Corp., Ohio Casualty Corporation, Reliance Group Holdings, Inc. SAFECO Corporation, and St. Paul Companies, Inc. The companies in the Peer Group have been approved by the Compensation Committee. Peer Group 1 was changed for 1997. Cincinnati Financial Corporation, General RE Corp. and the Reliance Group Holdings, Inc. were added and Lincoln National Corporation and USF&G Corporation were deleted. Lincoln National Corporation was deleted because it sold its property and casualty insurance business. USF&G was deleted because it reached an agreement to be acquired by the St. Paul Companies, Inc. and will most likely cease being publicly traded after this acquisition is completed. Peer Group 2 consists of the Peer Group of companies used by the company for its 1996 comparison.

       The foregoing table shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

      The following tabulation lists all nominees and continuing directors of the Company. Four Class 2 directors are to be elected to hold office for a term of three years and until their successors are elected and qualified. The nominees are presently Class 2 directors. It is intended that, in the absence of contrary specifications, votes will be cast pursuant to the enclosed proxies for the election of such nominees. Should any of the nominees become unable or unwilling to accept nomination or election, it is intended, in the absence of contrary specifications, that the proxies will be voted for the balance of those named and for a substitute nominee or nominees. However, the Company now knows of no reason to anticipate such an occurrence. All of the nominees have consented to be named as nominees and to serve as directors if elected.


                                                                        Positions with Company,
                                                                        Business Experience, and
Name                                                    Age             Other Directorships
----                                                    ---             ------------------------
Nominees for Election
---------------------
CLASS 2 (Term expires in 1998)

Jimmy A. Dew                                            57              Director since 1980; Executive Vice President of
                                                                        Republic Mortgage Insurance Company, a subsidiary of
                                                                        the Company, for more than the past five years.


Wilbur S. Legg                                          75              Director since 1969; Retired; formerly Partner of Lord,
                                                                        Bissell & Brook, attorneys, Chicago, Illinois. Mr. Legg's
                                                                        former firm has been retained by the Company as
                                                                        counsel during more than the last two fiscal years.

John W. Popp                                            75              Director since 1993; Retired for more than the past five
                                                                        years; formerly Partner of KPMG Peat Marwick, L.L.P.,
                                                                        accountants.

David Sursa                                             72              Director since 1969; Retired, formerly Chairman of the
                                                                        Board, NBD Bank, N.A., Muncie, Indiana, for more than
                                                                        the past five years prior to his retirement in 1994.


--------------------------------------------------------------------------------------------------------------------------------

                                                                        Positions with Company,
                                                                        Business Experience, and
Name                                                    Age             Other Directorships
----                                                    ---             ------------------------
Continuing Members
------------------
CLASS 3 (Term expires in 1999)

Peter Lardner                                           66              Director since 1985; Chairman and Chief Executive
                                                                        Officer of Bituminous Casualty Corporation, a subsidiary
                                                                        of the Company, for more than the past five years.

William A. Simpson                                      56              Director since 1980; Senior Vice President of the
                                                                        Company and President of Republic Mortgage Insurance
                                                                        Company, a subsidiary of the Company, for more than
                                                                        the past five years. Director of  Salem Trust Bank,
                                                                        Winston-Salem, North Carolina.



                                                                        Positions with Company,
                                                                        Business Experience, and
Name                                                    Age             Other Directorships
----                                                    ---             ------------------------
Continuing Members
------------------
(Class 3 Continued)

Arnold L. Steiner                                       60              Director since 1974; Retired for more than the past five
                                                                        years; formerly President of Steiner Bank, Birmingham,
                                                                        Alabama.

A. C. Zucaro                                            58              Director since 1976; Chairman of the Board of the
                                                                        Company and various subsidiaries since 1993; Chief
                                                                        Executive Officer and President of the Company and
                                                                        various subsidiaries for more than the past five years.

---------------------------------------------------------------------------------------------------------------------------------

CLASS 1 (Term expires in 2000)

Harrington Bischof                                      63              Director since March, 1997; President of Pandora
                                                                        Capital Corporation since July, 1996; formerly Senior
                                                                        Advisor Prudential Securities, Inc. 1991 to June, 1996.

Anthony F. Colao                                        70              Director since 1987; Senior Vice President of the
                                                                        Company since 1987; formerly Partner of Coopers &
                                                                        Lybrand L.L.P., accountants, for more than five years.
                                                                        Mr. Colao's former firm has been retained by the
                                                                        Company as independent accountants during more than
                                                                        the last two fiscal years.

Kurt W. Kreyling                                        76              Director since 1974; Retired for more than the last five
                                                                        years; formerly President and Treasurer of Kreyling
                                                                        Company, wholesaler of floor coverings, Evansville,
                                                                        Indiana.

William G. White, Jr.                                   69              Director since 1993; Retired; formerly President of The
                                                                        First Federal Savings Bank, Winston-Salem, North
                                                                        Carolina; Consultant to Southern National Bank,
                                                                        Winston-Salem, North Carolina; Director of Republic
                                                                        Mortgage Insurance Company, a subsidiary of the
                                                                        Company for more than the past five years.  Director of
                                                                        Savers Life Insurance Company, Winston-Salem, North
                                                                        Carolina.

---------------------------------------------------------------------------------------------------------------------------------


Board of Directors Recommendation
     The Board of Directors recommends a vote FOR the Class 2 directors that are listed as nominees. Proxies solicited by the Board of Directors will be voted for the election of these nominees unless shareholders specify to the contrary in their proxies.

                                 PROPOSAL NO. 2
        AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
                TO INCREASE THE COMPANY'S AUTHORIZED COMMON STOCK

     This  proposal  is  to  amend  the  Company's   Restated   Certificate   of
Incorporation to increase the number of authorized shares of Common Stock to 500,000,000 shares.

Background

     The Company's Board of Directors has approved and recommends to the shareholders for their approval and adoption an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, $1.00 par value per share, from 250,000,000 shares to 500,000,000 shares. A copy of the proposed amendment is attached hereto as Exhibit A.

     The Board of Directors declared a 3 for 2 stock split made payable in the form of a 50% stock dividend on March 12, 1998. In addition, over the past ten years, the Company has declared and paid 5% stock dividends with respect to its outstanding Common Stock in 1988, 1989 and 1990. During 1991, a 10% stock dividend was declared and paid on its Common Stock. During 1992, a 2 for 1 stock split made in the form of a 100% stock dividend was declared and paid by the Company on its Common Stock. During 1996, a 3 for 2 stock split made in the form of a 50% stock dividend was declared and paid by the Company on its Common Stock.

     As of February 27, 1998, 92,247,318 shares of Common Stock were issued and outstanding; 275,921 shares of Common Stock were reserved for issuance pursuant to the Company's dividend reinvestment plan; 150,448 shares of Common Stock were reserved for issuance upon conversion of outstanding Preferred Stock; 4,602,325 shares of Common Stock were reserved for issuance pursuant to the Company's non-qualified stock option plans; and 97,075,205 shares of Common Stock were reserved for issuance pursuant to the Company's Common Stock Purchase Rights Plan. With the payment of the recently declared stock split, on May 4 each of the above reserves will increase by 50% and there will be an insufficient number of authorized shares for Company purposes.

Reasons for Amending Article FOURTH

     The proposed increase in the authorized Common Stock will provide the Company with greater flexibility to issue Common Stock for appropriate corporate purposes. Among the purposes for which such additional authorized stock could be issued are the acquisition of desirable businesses, properties or securities, stock splits, stock dividends, the sale of shares for cash, the issuance of additional shares to various of the pension, retirement, and employees savings and stock ownership plans adopted by the Company and its subsidiaries and issuances in connection with stock options. Management expects to continue to investigate business opportunities and considerations which could require the issuance of stock. However, the Board of Directors has no present arrangements, understandings or commitments for the issuance of any additional shares of Common Stock except for the declared 3 for 2 stock split.

Effect of the Proposed Amendment

     The unissued Common Stock authorized by this amendment will be available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the shareholders, except as may be required by law, regulatory authorities or pursuant to the rules of any stock exchange on which the Company's securities may then be listed.

     Any additional shares of Common Stock issued by the Company will have the same rights and privileges as shares of Common stock now issued and outstanding. The issuance of additional shares of Common Stock will dilute the voting power of the outstanding Common and Preferred Stock. Shareholders of the Company do not have any preemptive rights with respect to any of the presently authorized but unissued shares of Preferred Stock or Common Stock of the Company, and will not have any preemptive rights with respect to any additional Common Stock which might be issued.

     To the extent that the authorized Common Stock discourages takeovers that would result in a change of the Company's management, such changes might be less likely to occur if the proposed amendment is approved, and such changes would be more difficult and could take longer to accomplish even if deemed in the best interests of shareholders. Further, the Board could have more bargaining power in negotiations with a potential acquirer, which could be used both to negotiate their retention in office and to negotiate a more favorable price in the event of a takeover. Thus, an effect of the amendment, if adopted, may be to render more difficult or delay or discourage a merger or takeover, the assumption of control by a principal shareholder, and the removal of incumbent management. The proposed amendment if adopted might have the effect of making more difficult the accomplishment of a given transaction even if it is favorable to the interests of the majority of the shareholders. Under Delaware law, however, the Board would be required to place the shareholders' interests uppermost in their negotiations with potential acquirers. The Board of Directors does not intend to issue any Common Stock except on terms which the Board deems to be in the overall best interests of the Company and all of its existing Preferred and Common shareholders.

     The Board of Directors is not aware of any plans by others to seek control of the Company and believes that a takeover attempt would be unlikely under present circumstances.

     If approved by the shareholders, the proposed amendment to Article FOURTH would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing would take place shortly after the Annual Meeting.


Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the amendment to Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock to 500,000,000. Proxies solicited by the Board of Directors will be voted in favor of this proposed amendment unless shareholders specify to the contrary in their proxies.

                                 PROPOSAL NO. 3
        AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION
            TO INCREASE THE COMPANY'S AUTHORIZED CLASS B COMMON STOCK

     This  proposal  is  to  amend  the  Company's   Restated   Certificate   of
Incorporation to increase the number of authorized shares of Class B Common Stock to 100,000,000 shares.

Background

     The Board of Directors has approved and recommends to the shareholders for their approval and adoption an amendment to Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class B Common Stock, par value $1.00 per share, from 50,000,000 shares to 100,000,000 shares. A copy of the proposed amendment is attached hereto as Exhibit A. Each share of Class B Common Stock is entitled to one-tenth (1/10) of one vote on all matters voted upon by the shareholders of the Company, and except as may be otherwise required by law, the holders of shares of Class B Common Stock would vote with the holders of the Common Stock as a single class. Additionally, holders of the Class B Common Stock would be entitled to receive such dividends as may legally be declared by the Board of Directors. However, no cash dividend could be paid to holders of the Class B Common Stock unless the Board also declared a cash dividend on the Common Stock at least equal to the dividend declared on the Class B Common Stock. Dividends could be declared on the Common Stock in excess of dividends paid, or without paying dividends, on the Class B Common Stock. Upon liquidation, dissolution or winding up of the Company and after distribution of preferential amounts to be distributed to holders of the Preferred Stock, the holders of shares of the Class B Common Stock would share in the assets of the Company legally available for distribution on an equal basis with the holders of the Common Stock. In all other respects, the Class B Common Stock has the same designations, rights, and preferences as the Common Stock and ranks junior to the currently issued and outstanding Preferred Stock. Shareholders of the Company would not have any preemptive rights with respect to the Class B Common Stock. As of February 27, 1998, no shares of Class B Common Stock are issued or outstanding.

Reasons for Amending Article FOURTH

     The Board of Directors believes that it is important that sufficient shares of capital stock of the Company be authorized to give the Company flexibility for the acquisition of desirable businesses, properties, or securities, stock splits, stock dividends, the sale of shares for cash, the issuance of shares to various of the pension, retirement, and employees savings and stock ownership plans adopted by the Company and its subsidiaries, issuance in connection with stock options and general corporate purposes. Class B Common Stock is available to the Company for such purposes without significantly disrupting the current voting structure of the Company's capital stock.

Effect of the Proposed Amendment

     The authorized Class B Common Stock could be used, in the context of a takeover, to dilute the stock ownership of persons seeking to obtain control of the Company. Where such issuances do not require further action by shareholders, the power in the Board of Directors to issue shares up to the number authorized could render more difficult or discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities and the removal of incumbent management, even if such removal would be beneficial to shareholders generally.

     The Board of Directors is not aware of any plans by others to seek control of the Company and believes that a takeover attempt would be unlikely under present circumstances.

     If approved by the shareholders, the proposed amendment o Article FOURTH would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing would take place shortly after the Annual Meeting.

Board of Directors Recommendations

     The Board of Directors recommends a vote FOR the amendment of Article FOURTH of the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Class B Common Stock to 100,000,000. Proxies solicited by the Board of Directors will be voted in favor of the proposed amendment unless shareholders specify to the contrary in their proxies.

                                 PROPOSAL NO. 4
        AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE VOTING RESTRICTION ON THE COMPANY'S PREFERRED STOCK

     This  proposal  is  to  amend  the  Company's   Restated   Certificate   of
Incorporation so as to remove the present restriction on the voting power of Company's Preferred Stock.

Background

     The Company's Board of Directors has approved and recommended to the shareholders for their approval an amendment to Article FOURTH, Division I, Preferred Stock, paragraphs 1 and 3, of the Company's Restated Certificate of Incorporation which would remove the one-vote-per-share limit on the voting powers of the Company's Preferred Stock. A copy of the proposed amendment is attached hereto as Exhibit B.

Reasons for the Amending Article FOURTH

     Currently the Company's Restated Certificate of Incorporation authorizes the issuance of up to 75,000,000 shares of Preferred Stock with such voting power, not to exceed one vote per share, or without voting power, as the Board may determine. The proposed amendment will provide the Company with greater flexibility as to the voting powers of any Preferred Stock it issues. Among the purposes for which Preferred Stock could be issued are the acquisition of desirable businesses, properties or securities, stock splits, stock dividends, the sale of shares for cash, the issuance of additional shares to the pension, retirement, employees savings and stock ownership or stock option plans adopted by the Company and its subsidiaries, or in conjunction with the Company's Shareholders' Rights Agreement. The only Preferred Stock currently outstanding is Series G Preferred Stock. After the distribution of shares under the stock dividend made payable on May 4, 1998, there will be 237,550 shares of that series, each share having one vote. Management from time to time investigates business opportunities and considerations for which the issuance of voting Preferred Stock may be necessary or desirable. However, the Board of Directors has no present arrangements, understandings or commitments for the issuance of any additional shares of voting Preferred Stock.

Effect of the Proposed Amendment

     The authorized Preferred Stock is available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by the shareholders, except as may be required by law, regulatory authorities or pursuant to the rules of any stock exchange on which the Company's securities may then be listed.

     Under the terms of Article FOURTH of the Company's Restated Certificate of Incorporation, the Board of Directors of the Company is expressly authorized to issue all or part of the Preferred Stock from time to time in one or more series, and for such consideration as the Board may determine, with such voting powers, not to exceed one vote per share, or without voting powers; and to establish designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions with respect thereto. The proposed amendment will remove the voting power limitation and permit the Board of Directions to designate a series of Preferred Stock with such voting power, including, if appropriate, more than one vote per share, as the Board determines.

     Issuance of shares of Preferred Stock with voting powers would dilute the voting power of the outstanding Common and Preferred Stock. Shareholders of the Company do not have any preemptive rights with respect to any of the presently authorized but unissued shares of Preferred Stock or Common Stock of the Company.

     Because the voting and other rights of the authorized but unissued Preferred Stock would be fixed by the Board of Directors at the time of issuance, the issuance of such stock with voting powers could have the effect of impeding persons seeking to effect a merger or otherwise gain control of the Company. Preferred Stock could be placed privately with purchasers who might be supportive of management of the Company in the event of a hostile tender offer and could be issued in series, with voting rights and other rights and other preferences which could impede or increase the price of a takeover. The greater the voting power, the more likely such effect would be.

     To the extent that voting Preferred Stock might discourage a takeover that would result in a change of the Company's management, such change might be less likely or more difficult to occur, even if deemed in the best interests of shareholders. Further, the Board could have more bargaining power in negotiations with a potential acquirer, which could be used both to negotiate their retention in office and to negotiate a more favorable price in the event of a takeover. Thus, an effect of the amendment, if adopted, may be to permit the Board to designate a series of Preferred Stock with multiple votes per share, and as a result render even more difficult or further delay or discourage a merger or takeover, the assumption of control by a principle shareholder, and the removal of incumbent management. Under Delaware law, however, the Board is required to place the shareholders' interests uppermost in their negotiations with potential acquirers. The Board of Directors does not intend to issue any voting Preferred Stock except on terms which the Board deems to be in the overall best interests of the Company and all of its existing Preferred and Common Shareholders.

     The Board of Directors is not aware of any plans by others to seek control of the Company and believes that a takeover attempt would be unlikely under the present circumstances.

     There is currently outstanding only one series of Preferred Stock. That series is Series G Preferred Stock. The proposed amendment will have no effect on the Series G Preferred Stock or on any of the rights and privileges now possessed by holders of that Preferred Stock.

     If approved by the shareholders, the proposed amendments to Article FOURTH would become effective upon the filing with the Secretary of State of Delaware of a Certificate of Amendment to the Company's Restated Certificate of Incorporation, which filing would take place shortly after the Annual Meeting.

Board of Directors Recommendation

     The Board of Directors recommends a vote FOR the amendment to Article FOURTH of the Company's Restated Certificate of Incorporation. Proxies solicited by the Board of Directors will be voted in favor of this proposed amendment unless shareholders specify to the contrary in their proxies.

                                VOTING PROCEDURES

     The General Corporation Law of the State of Delaware specifies that in the absence of contrary requirements in a corporation's Certificate of Incorporation or By-laws, the votes on matters at Shareholders' Meetings are decided as follows: (1) Directors are elected by a plurality of the shares present in person or by proxy at the meeting and who are entitled to vote in the election,
(2) amendments to the Company's Certificate of Incorporation are determined by the affirmative vote of the majority of shares of the Company's capital stock that is outstanding and entitled to vote, and (3) all other matters are determined by the affirmative vote of the majority of the shares present in person or by proxy at the meeting and who are entitled to vote on the subject matter.

     The Company's Restated Certificate of Incorporation and By-laws do not require any different treatment for matters to be considered at the Company's Annual Shareholders' Meeting.

     The Company's Restated Certificate of Incorporation and its By-laws are silent on the mechanics of voting. As a result, the General Corporation Law of the State of Delaware is controlling. Under Delaware law the votes at the Company's Annual Shareholders' Meeting will be counted by the inspectors of election required to be appointed at the meeting. The inspectors are charged with ascertaining the number of shares outstanding, the number of shares present, whether in person or by proxy, and the validity of all proxies. The inspectors are entitled to rule on any voting challenges and are responsible for the tabulation of the voting results.

     Under Delaware law, abstentions are counted in determining the quorum of the meeting and as having voted on any proposal on which an abstention is voted. Therefore, on those proposals which require a plurality vote of the shares at the meeting that are entitled to vote, the vote of an abstention has no effect. However, on those proposals which require an affirmative vote of the majority of shares present in person or by proxy at the meeting, the vote of an abstention has the effect of a vote against the proposal.

     In the event of a broker non-vote arising from the absence of authorization by the beneficial owner to vote on a proposal, the shares reported are counted for the determination of a quorum for the meeting but they are not counted as having voted on the proposal where there is a non-vote. Therefore, on those proposals which require a plurality or a majority vote of the shares at the meeting that are entitled to vote, a non-vote will have no effect. However, on those proposals which require an affirmative vote of the majority of the shares outstanding who are entitled to vote, a non-vote has the effect of a vote against the proposal.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The Company's consolidated financial statements for the year ended December 31, 1997 were examined by Coopers & Lybrand L.L.P., independent certified public accountants. No decision has as yet been made with respect to the selection of independent certified public accountants for fiscal 1998. A member of Coopers & Lybrand L.L.P. is expected to attend the annual meeting with an opportunity to make an appropriate statement if the representative desires to do so and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      In order for a proposal by a shareholder of the Company to be included in the Company's proxy statement and form of proxy for the 1999 Annual Meeting of Shareholders, the proposal must be received by the Company no later than December 1, 1998.

                                  OTHER MATTERS

     The Company knows of no matters, other than those referred to herein, which will be presented at the meeting. If, however, any other appropriate business should properly be presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

     All expenses incident to the solicitation of proxies by the Company will be paid by the Company. In addition to solicitation by mail, the Company has retained Georgeson & Co. (with respect to street name holders) and D.F. King & Company, Inc. (with respect to individual shareholders) both of New York City, to assist in the solicitation of proxies, including delivery of proxy materials. Fees for this solicitation are expected to be approximately $12,000. The Company intends to reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Common Stock held of record by such persons. In a limited number of instances, regular employees of the Company may solicit proxies in person or by telephone.

By order of the Board of Directors.


                                                    /s/ Spencer Leroy III
                                                    SPENCER LEROY III
                                                    Secretary

Chicago, Illinois
March 31, 1998

                                    Exhibit A


     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

                  The first paragraph of Article FOURTH is amended to read as follows:

     "FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Seven Hundred Twenty Five Million (725,000,000) shares, divided in to three classes as follows:

     Seventy Five Million (75,000,000) shares of Preferred Stock of the par value of one cent (1(cent)) per share (Preferred Stock).

     Five Hundred Million (500,000,000) shares of Common Stock of the par value of $1.00 per share (Common Stock).

     One Hundred Million (100,000,000) shares of Class B Common Stock of the par value of $1.00 per share (Class B Common Stock)."

                                    Exhibit B


     RESOLVED, that Article FOURTH of the Restated Certificate of Incorporation of the Corporation be amended in the following manner:

     Article FOURTH, Division I, Preferred Stock, paragraphs 1 and 3 are amended to read as follows:

                                   DIVISION I

                                 Preferred Stock

1. The Board of Directors is expressly authorized at any time, and from time to time, to issue shares of Preferred Stock in one or more series, and for such consideration as the Board may determine, with such voting powers, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue thereof, and as are not stated in this Certificate of Incorporation, or any amendment thereto. All shares of any one series shall be of equal rank and identical in all respects.

3. Unless and except to the extent otherwise required by law or provided in the resolution or resolutions of the Board of Directors creating any series of Preferred Stock pursuant to this Division I, the holders of the Preferred Stock shall have no voting power with respect to any matter whatsoever. Subject to the protective conditions or restrictions of any outstanding series of Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation.